EXHIBIT 99.1

Atheros Communications Announces Third Quarter 2004

Financial Results

Sunnyvale, Calif. – Oct. 26, 2004 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless LAN (WLAN) chipsets, today announced financial results for the third quarter of fiscal 2004, ended Sept. 30, 2004.

“We continued to increase our penetration into new customers and new markets in the third quarter,” said Craig Barratt, president and CEO of Atheros. “Once again, we achieved strong gross margins by leveraging our favorable product cost structure. Our customers continued to expand their product offerings with solutions that incorporate our premium Super G™, Super AG™ and eXtended Range™ features. In addition, our ability to provide low-cost, single-chip solutions enables us to aggressively drive prices down, encouraging a broader adoption of wireless products based on the 802.11g and 802.11a/b/g standards,” he said.

Revenue in the third quarter of fiscal 2004 was $38.3 million, compared with $46.6 million in the second quarter of fiscal 2004. Gross margins in the third quarter of fiscal 2004 were 45.6 percent, in line with guidance and above the company’s target operating model. Gross margins reported in the prior quarter were 49.9 percent.

In accordance with U.S. generally accepted accounting principles (GAAP), the company’s net income in the third quarter of fiscal 2004 was $767,000, or earnings of $0.01 per diluted share on 52.4 million average shares outstanding. This compares with net income of $5.5 million, or $0.10 per diluted share on 53.8 million average shares outstanding in the second quarter of fiscal 2004.

Total cash and short-term investments were $150.7 million at Sept. 30, 2004.

Atheros reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of the amortization of stock-based compensation. In the third quarter of 2004, non-GAAP net income was $1.7 million, or $0.03 per diluted share, compared with non-GAAP net income of $6.5 million, or $0.12 per diluted share, in the second quarter of fiscal 2004.

World’s First Single-Chip 802.11 a/b/g

“We were very pleased to announce that we are now sampling the world’s first complete single-chip IEEE 802.11 a/b/g WLAN solution. The chip integrates an entire a/b/g solution in a low-cost digital CMOS design, further illustrating our position as the technology and cost leader in the WLAN market,” said Barratt. “We have already received design wins for this innovative solution and we look forward to driving a/b/g solutions further into the mainstream.”

Recent Highlights

During the third quarter, Sony began shipping 11 new VAIO® PCs that incorporate Atheros 802.11 b/g or 802.11 a/b/g WLAN technologies, including the Atheros Super G and Super AG feature sets. The new VAIOs now offer the world’s highest performance wireless networking capabilities, as measured by throughput and range.

Also in the quarter, Fujitsu began shipping six wireless-enabled notebook computer models and two Tablet PC models that incorporate Atheros’ Super AG and Super G technology. These new models, which are available in North America, have Atheros brand stickers to help users identify the feature set capabilities that Atheros technology provides.

D-Link, Linksys, NETGEAR, Sharp, and TP-LINK each introduced new products using Atheros solutions during the third quarter.

D-Link and Linksys recently launched a/g routers that incorporate Atheros technology, and NETGEAR selected Atheros’ 802.11 a/b/g WLAN solution with eXtended Range technology for its new high-performance wireless router. Sharp announced that it has embedded the Atheros Super G technology into two new Sharp Entertainment Mobile Note PCs, featuring a “one-touch” DVD player; and TP-LINK announced it has adopted Atheros’ high-performance WLAN chipset technology in its new 802.11g wireless product line.

On Oct. 12, Atheros announced that its Super AG technology has been embedded into the new NEC VersaPro Tablet PC, which began shipping in Japan on Sept. 30.

Conference Call

Atheros will broadcast its third quarter fiscal 2004 financial results conference call today, Tuesday, Oct. 26, 2004 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

To listen to the call, please dial (630) 395-0017 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 220-2056.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency, mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment manufacturers. For more information, visit http://www.atheros.com or send email to info@atheros.com.

Atheros, the Atheros logo, Atheros XR, Super G and Super AG are trademarks of Atheros Communications, Inc. All other trademarks mentioned in this document are the sole property of their respective owners.

Except for the historical information contained in this press release, the matters set forth in this press release, including but not limited to the adoption of the a/b/g solution in the market, our ability to aggressively drive prices down and encourage broader adoption of wireless products based on the 802.11g and 802.11a/b/g standards, and the introduction of Atheros’ products in various customers’ products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether a/b/g solutions will be widely adopted; whether the stated customers continue to incorporate our chipsets in their products; the effects of competition and pricing pressures; the rate of growth of the wireless telecommunications markets; variability in quarterly operating results of Atheros and its customers; general economic conditions; and other risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended June 30,

2004 as filed with the SEC, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenue	$38,262	$25,168	$127,954	$49,699

Cost of goods sold	20,800	14,966	68,215	29,184

Gross profit	17,462	10,202	59,739	20,515

Operating expenses:
Research and development	10,404	7,482	30,625	20,425
Sales and marketing	3,824	3,134	11,484	7,794
General and administrative	2,139	1,526	6,432	3,677
Stock-based compensation	918	608	3,058	1,490

Total operating expenses	17,285	12,750	51,599	33,386

Income (loss) from operations	177	(2,548)	8,140	(12,871)
Interest income (expense), net	658	(52)	1,281	(39)
Income taxes	(68)	(33)	(753)	(33)

Net income (loss)	$767	$(2,633)	$8,668	$(12,943)

Basic earnings (loss) per share	$0.02	$(0.21)	$0.21	$(1.07)

Diluted earnings (loss) per share	$0.01	$(0.21)	$0.17	$(1.07)

Shares used in computing basic and non-GAAP basic earnings (loss) per share	46,762	12,604	41,345	12,092

Shares used in computing diluted and non-GAAP diluted earnings (loss) per share	52,428	12,604	51,486	12,092

Non-GAAP net income (loss) (*)	$1,685	$(2,025)	$11,726	$(11,453)

Non-GAAP basic earnings (loss) per share (*)	$0.04	$(0.16)	$0.28	$(0.95)

Non-GAAP diluted earnings (loss) per share (*)	$0.03	$(0.16)	$0.23	$(0.95)

	Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
GAAP net income (loss)	$767	$(2,633)	$8,668	$(12,943)

Stock-based compensation	918	608	3,058	1,490

Non-GAAP net income (loss)	$1,685	$(2,025)	$11,726	$(11,453)

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income (loss), which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$150,714	$29,039
Accounts receivable, net	26,862	9,855
Inventories	19,321	10,929
Prepaid expenses and other current assets	3,403	1,110

Total current assets	200,300	50,933
Property and equipment, net	2,810	2,346
Other assets	1,635	2,607

	$204,745	$55,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$35,684	$31,769
Long-term liabilities	819	1,831
Stockholders’ equity	168,242	22,286

	$204,745	$55,886